                                                                    EXHIBIT 10.1


May 25, 2005


Dear Joe:

      I am pleased to offer you the full-time position of Chief Financial Officer for King Pharmaceuticals, Inc. (the "Company") and the associated compensation/benefit package as outlined herein. This offer is contingent upon your successfully passing drug screening and required background verifications. This letter will outline the basic terms of your employment.

      The Chief Financial Officer would be a salaried, exempt position and would report directly to Brian Markison, President and CEO, King Pharmaceuticals, Inc. As Chief Financial Officer you will be expected to properly perform such duties as may reasonably be assigned to you, consistent with your title. You agree that you will be bound by all written Company policies in effect from time to time, including the Code of Conduct.

      This position is offered at a starting monthly salary of $37,583.34 (annualized -$451,000.08). Also included is a cash signing bonus of $100,000, less applicable taxes and withholding, which you will receive within two weeks subsequent to your date of hire, which shall be no later than June 27, 2005. Also included with this offer is an equity inducement of 100,000 shares of restricted stock that will vest one-third in each of 2006, 2007, and 2008, subject to the approval of the King Pharmaceuticals, Inc. Incentive Plan by shareholders.

      You will be hired as an "at-will" employee. However, the Company will guarantee your receipt of payment equivalent to three (3) times your initial annual base pay in the event of your termination prior to the third anniversary of your date of hire for any reason other than "Cause" (as defined in the King Pharmaceuticals, Inc. Severance Pay Plan: Tier I, of March 15, 2005 (the "Severance Plan")). If you are terminated without Cause prior to the third anniversary of your date of hire, you will receive: (1) the 2005 Guaranteed EMIA Award (as defined below); (2) the applicable payment under the Severance Plan; and you will also receive a cash payment in an amount equal to three (3) times your annual base salary, less the salary actually received by you from your date of hire.

Mr. Joseph Squicciarino
Page 2
May 25, 2005

      The Company agrees to provide you with thirty (30) days prior written notice of any alleged violation of subsection 3 (a) (iii) through (viii) of the Severance Plan.

      In the event of your termination without Cause or "Good Reason" (as defined in the Severance Plan), the Company will cause the Executive Vice President of Human Resources to waive a portion of the applicable non-competition provisions so as to reduce its applicability to you to a six (6) month period.

      You will be eligible to participate in the Executive Management Incentive Award ("EMIA") and the Long-Term Incentive Award ("LTIA") as approved by the Board of Directors for the Chief Financial Officer. At a minimum you will receive $150,000 of the amount for which you are eligible under the 2005 Executive Management Incentive Award payout schedule (the "2005 Guaranteed EMIA Award"), However, should you and/or the Company meet the requisites for a greater award under such schedule, you shall be entitled to that amount in lieu of the guaranteed $150,000 described above.

      Presently the 2005 Long-Term Incentive Award instrument includes both qualified and non-qualified stock options, vesting on a three-year prorated schedule: 1/3 after the first anniversary of the grant date, 1/3 after the second grant date anniversary, and 1/3 after the third anniversary of the grant date. The grant of any award pursuant to the LTIA is always subject to changes in the Company's Incentive Plan and the LTIA in place at the time of such award.

      You will be allowed to utilize a Company plane for customary business purposes, subject to aircraft availability and the business needs of the Company as determined by the President and CEO. As CFO, it is anticipated that Company aircraft will be made available for business trips to and from the Company's New Jersey office and Bristol, Tennessee. However, if during any month Company aircraft is not regularly available for such purposes, you will not be required to visit the Company's Bristol facility more than five (5) times in any such month. In addition, you will be eligible to utilize a Company plane for personal use subject to applicable Company policy, aircraft availability and the business needs of the Company as determined by the President and CEO. Of course, ongoing eligibility for this benefit will remain subject to the discretion of the President and CEO and/or the Compensation and Human Resources Committee. It is possible that from time to time the Company could require you to alter your scheduled use of a Company plane based on business needs. The benefit limit for personal use of company aircraft is set by current policy and subject to change, dependent upon applicable IRS and corporate guidelines. The value of a trip conducted for non-business purposes will be imputed to you as income and taxed accordingly. This will be calculated utilizing the Single Industry Fare Level
(SIFL) method. Also, please be aware that ancillary fees associated with personal use of the aircraft will be your financial responsibility. Examples of such include food, transportation and lodging for the aircraft pilots, landing fee charges, catering services, and your personal ground transportation.

      The benefit package with this position includes:

      o Employer-paid family medical/pharmacy/dental/vision care insurance plan;

Mr, Joseph Squicciarino
Page 3
May 25, 2005

      o     Employer-paid short- and long-term disability plans;

      o     Employer-paid term life insurance of $500,000;

      o Five (5) weeks annual vacation, six (6) sick leave days, and two (2) personal days;

      o     Twelve (12) paid holidays;

      o     A child care reimbursement program;

      o A tuition reimbursement program available after one full year of service ;

      o     A 401(k) plan (Company currently provides a 4% match.);

      o     An adoption benefit; and

      o     An Employee Assistance Program.

      Employee eligibility for each plan is based on the plan's individual requirements. Benefits will be added or adjusted as necessary to reflect the particular benefit package appropriate for the Chief Financial Officer level. Ongoing benefit eligibility will, of course, remain subject to the discretion of the Compensation and Human Resources Committee of the Board of Directors.

      It is the practice of the Company to reimburse reasonable business expenses which have a clear business purpose and which are incurred in the performance of an employee's job duties. Pursuant to applicable Company policy, such business expenses must be properly approved and reported, and supported by required receipts.

      As with all our employees, your employment will be on an at-will basis, meaning that should you accept and then change your mind, you may terminate your employment at any time, as can the Company, subject to the provisions of the fourth paragraph of this letter. By accepting such an offer of employment, you will be consenting to Tennessee being the appropriate legal venue for resolving any employment disputes.

      Joe, we are glad that you are considering joining the King Pharmaceuticals family of companies. Again, please do not hesitate to contact me at 423-989-8000 if you have questions concerning this proposed corporate package.

                                          Sincerely,


                                          /s/ C. Diane Holbrook
                                          --------------------------------------
                                          C. Diane Holbrook
                                          Executive Vice President
                                          Human Resources

Acknowledged and Accepted:

JOSEPH SQUICCIARINO

By: /s/ Joseph Squicciarino
    -------------------------

Date: May 25, 2005